UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2018

nFüsz, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55314	90-1118043
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

344 S. Hauser Boulevard, Suite 414

Los Angeles, California 90036

(Address of principal executive office, including zip code)

(855) 250-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Effective March 7, 2018, we issued 1,500,000 restricted shares of our company’s common stock to James P. Geiskopf, Lead Director of our company, as compensation for services provided to our company during 2017.

Effective March 7, 2018, we issued 1,500,000 restricted shares to Jeff Clayborne, our Chief Financial Officer for services rendered to our company in 2017.

Effective March 7, 2018, we issued 1,500,000 restricted shares to Rory J. Cutaia, our Chief Executive Officer for services rendered to our company in 2017.

Each of Messrs. Geiskopf, Clayborne, and Cutaia, as directors and/or officers of our company is an accredited investor (as that term is defined in Regulation D of the Securities Act), and in issuing the shares to each of them, we relied on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D promulgated thereunder and/or Section 4(a)(2) of the Securities Act.

Section 8 – Other Events

Item 8.01 Other Events.

As reported on Forms 8-K filed on December 8, 2017 and January 15, 2018, respectively, we entered into securities purchase agreements pursuant to which we issued unsecured convertible notes payable to EMA Financial, LLC, (“EMA”) in amounts totaling $260,000 (the “EMA Notes”); to Auctus Fund, LLC (“Auctus”) in amounts totaling 260,000 (the “Auctus Notes”); and to Power Up Lending Group, Ltd., (“PUP”) in an amount totaling $105,000 (the “PUP Note”), referred to collectively as the “Notes”.

On March 8, 2018, we paid the Notes in full, prior to maturity, including all accrued interest, effectively terminating all conversion rights associated with the Notes.

As reported on Form 8-K filed on October 2, 2017, and on Form 8-K/A, filed on October 26, 2017 (referred to collectively as the “October Form 8-K”), we entered into an Equity Purchase Agreement (“Purchase Agreement”), dated September 15, 2017 and effective September 26, 2017, with Kodiak Capital Group, LLC (hereinafter referred to as “Kodiak” or the “Purchaser”). Under the Purchase Agreement, we have the right, but not the obligation, to sell shares of our common stock to Purchaser from time to time, in our sole discretion, for aggregate gross proceeds of up to $2,000,000.

For each share of our common stock sold to Purchaser under the Purchase Agreement, the Purchaser will pay a purchase price equal to 80% of the Market Price. The Market Price is defined as the VWAP on the principal trading platform for the Common Stock, as reported by OTC Markets Group Inc., during the five consecutive Trading Days immediately preceding the date (the “Closing Request Date”) that Kodiak receives a Put Notice from us (the “Valuation Period”).

As also reported on the October Form 8-K, pursuant to the terms of the Purchase Agreement, we paid Kodiak certain commitment fees, as more fully set forth therein, which included an unsecured Promissory Note (the “Commitment Note”), dated September 15, 2017, for the principal amount of $100,000 with interest at the rate of 5% per annum, payable nine months from the issue date, and a Common Stock Purchase Warrant (the “Third Warrant”) to be issued upon the closing of the first Put, entitling Purchaser to purchase up to 4,000,000 shares of our common stock at exercise price of $0.25 per share.

As also reported on the October Form 8-K, pursuant to the terms of the Purchase Agreement, we entered into a Registration Rights Agreement with Purchaser requiring us to prepare and file a Registration Statement registering the resale by Purchaser of shares to be issued under the Purchase Agreement and the Warrants, and we agreed to certain exclusivity provisions concerning financings with third-parties, among other terms and conditions as set forth therein.

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The foregoing description of the terms of the Purchase Agreement and any documents referenced therein, does not purport to be complete and is subject to and qualified in its entirety by reference to the agreement itself, a copy of which is filed with this report, and the terms of which are incorporated herein by reference. The benefits and representations and warranties set forth in such documents (if any) are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

On March 5, 2018, we effected an agreement with Kodiak, pursuant to which we put 2,308,460 shares to Kodiak for net proceeds of $925,000, or approximately $0.40 per share, and we put 739,645 shares to Kodiak for net proceeds of $75,000, or approximately $0.10 per share (referred to collectively as the “March Put”). In consideration of, and as a condition to the March Put, Kodiak agreed: (i) to a “leak-out” provision, limiting the amount of shares Kodiak could sell in any given week to not more than the greater of (a) 500,000 shares per week and (b) six percent of the prior week’s reported trading volume, proportionately adjusted for weeks with fewer than five trading days; (ii) that the number of shares Kodiak would be entitled to purchase under the terms of the Third Warrant are deemed reduced from 4,000,000 at $0.25 per share, to 2,100,000 at $0.25 per share; (iii) that the Commitment Note in the principal amount of $100,000 is deemed null and void and our payment obligations thereunder are effectively terminated; (iv) that our obligations under the terms of the Purchase Agreement and the Registration Rights Agreement are deemed satisfied; and (v) that the restrictions concerning third-party financings are terminated. In addition, we confirmed that we will not effectuate any further puts to Kodiak under the Purchase Agreement.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

10.1 Corrected Equity Purchase Agreement, dated September 15, 2017, by and between nFüsz, Inc. and Kodiak Capital Group, LLC (incorporated by reference to Exhibit 10.1 from the Form 8-K/A filed on October 26, 2017).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2018	nFüsz, Inc.

	By:	/s/ Rory J. Cutaia
	Name:	Rory J. Cutaia
	Title:	Chairman and Chief Executive Officer

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